EXHIBIT INDEX


EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77M:  Mergers

EXHIBIT C:
  Attachment to item 77Q1:  Form of Plan of Reorganization

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EXHIBIT A:

Warburg, Pincus Emerging Markets II Fund, Inc.
Registration No. 333-60677

Sub-Item 77C: Submission of matter to a vote of security holders
(a) A special meeting was held on September 28, 1998.
(b) Not applicable
(c) At the special meeting held on September 28, 1998, shareholders of the Fund were asked to approve a Plan of Reorganization dated as of September 1, 1998 providing (i) that each of BEA International Equity Fund, BEA Emerging Markets Equity Fund, BEA U.S. Core Equity Fund, BEA U.S. Core Fixed Income Fund, BEA Strategic Global Fixed Income Fund, BEA High
Yield Fund, BEA Municipal Bond Fund, BEA Global Telecommunications Fund, BEA Long-Short Market Neutral Fund, BEA
Long-Short Equity Fund and BEA Select Economic Value Equity
Fund
(each, a "BEA Fund" and collectively, the "BEA Funds") would be reorganized from a series of the RBB Fund into Warburg, Pincus
International Growth Fund, Inc., Warburg, Pincus Emerging
Markets
II Fund, Inc., Warburg, Pincus U.S. Core Equity Fund, Inc., Warburg, Pincus U.S. Core Fixed Income Fund, Inc., Warburg, Pincus Strategic Global Fixed Income Fund, Inc., Warburg, Pincus
High Yield Fund, Inc., Warburg, Pincus Municipal Bond Fund,
Inc.,
Warburg, Pincus Global Telecommunications Fund, Inc.,
Warburg,
Pincus Long-Short Market Neutral Fund, Inc., Warburg, Pincus Long-Short Equity Fund, Inc. and Warburg, Pincus Select Economic
Value Equity Fund, Inc., respectively, (each, a "Warburg Fund" and collectively, the "Warburg Funds"), (ii) that each BEA Fund would transfer to the corresponding Warburg Fund all or substantially all of its assets in exchange for shares of the
Warburg Fund and the assumption of liabilities, (iii) that such shares of the Warburg Funds would be distributed to shareholders of the BEA Funds in liquidation of the BEA Funds, and (iv) that the BEA Funds would subsequently be terminated.
The Plan of Reorganization was approved by shareholders and the shareholder vote was as follows:


               Total Number of Votes    Percentage of total
                                         number of shares
                                           outstanding

Approve           1,880,006.924                79.00%
Disapprove             0                        0%
Abstain                0                        0%

 (d) Not applicable



EXHIBIT B:

Sub-Item 77M:  Mergers
(a) As described in Sub-Item 77C above, substantially all of the assets of each BEA Fund were acquired by a newly-formed Warburg Fund pursuant to a Plan of Reorganization. While not structured as a merger or a consolidation for state law purposes, the practical effect of the transaction is that the relevant BEA
Fund's business was continued through the corresponding
Warburg
Fund. The name of the other registered company involved in the transaction with the Fund was The RBB Fund, Inc.
(b) The Plan of Reorganization was unanimously approved by the Board of Directors of The RBB Fund, Inc. on July 20, 1998 and
garnered the requisite shareholder vote for its approval on September 28, 1998 from the corresponding BEA Fund's shareholders. The Closing Date was October 23, 1998.
The transaction was designed such that the Fund would be a continuation of its corresponding BEA Fund, and therefore, did not result in any change in the investment philosophy of the corresponding BEA Fund. The investment objectives and policies of the Fund are in all material respects the same as those of the corresponding BEA Fund. The investment adviser, custodian, transfer agent and accountant for the Fund are the same as those of the corresponding BEA Fund, although an affiliate of BEA Associates will become an investment sub-adviser for the Fund.
The distributor of shares of the Fund is Counsellors
Securities
Inc., which until May 29, 1998 had been the distributor for the corresponding BEA Fund.
All expenses of the transaction were borne by Credit Suisse Asset management (then named "BEA Associates"). No sales charge was imposed on the shares of the Fund received by the shareholders of the corresponding BEA Fund. The transaction was structured to be tax-free for federal income tax purposes to shareholders and to both the Fund and the corresponding BEA Fund.
Although the corresponding BEA Fund, a series portfolio of The RBB Fund, Inc. has ceased operations, The RBB Fund, Inc. has not ceased to be an investment company as defined in the Investment Company Act of 1940, as amended.



EXHIBIT C:

Sub-Item 77Q1:  Exhibits
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Not applicable
(e) Not applicable
(f) Not applicable
(g) Form of Plan of Reorganization*